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                                                                  Exhibit (P)(1)
                           GE FINANCIAL TRUST COMPANY

                     GE PRIVATE ASSET MANAGEMENT FUNDS, INC.
                                 CODE OF ETHICS

Statement of Principles

     The following principles are intended to guide in the applicability of this Code of Ethics:

     1. In matters relating to GE Private Asset Management Funds, Inc., an investment company, and its investment adviser, currently GE Financial Trust Company, persons covered by this Code shall at all times place the interests of the shareholders first.

     2. All securities transactions effected for the benefit of a person covered by this Code shall adhere to the requirements of this Code and shall be handled in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility.

     3. Any person associated with GE Private Asset Management Funds, Inc. and GE Financial Trust Company shall not take inappropriate advantage of their position with respect to such investment company.

I.   Applicability

     This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of the above-named registered investment company and its sole series of shares, the GE Contra Fund (the "Fund"), the Fund's investment adviser, GE Financial Trust Company ("GEFTC") and the Fund's principal underwriter, GE Investment Distributors, Inc. ("GEID"). For purposes of the Code, "Covered Person" shall mean:

          (A) Any employee, director or officer of GEFTC or GEID, who in the ordinary course of his business makes, participates in or obtains current information regarding the purchase or sale of securities for the Fund (i.e., knowledge of a purchase or sale of a security within 15 days following its occurrence and/or knowledge of an intent to make a purchase or sale of a security within 15 days prior to its occurrence) or whose functions or duties as part of the ordinary course of his or her business relate to the making of or obtaining information about any recommendation to the Fund regarding the purchase or sale of securities;

          (B) Any director or officer of the Fund, unless a "non-interested director" as defined in the Investment Company Act of 1940 ("1940 Act"), who is exempt as described below; and

          (C) Any natural person in a control relationship to the Fund or GEFTC who obtains current information regarding the purchase or sale of securities for the Fund (i.e., knowledge of a purchase or sale of a security within 15 days

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               following its occurrence and/or knowledge of an intent to make a purchase or sale of a security within 15 days prior to its occurrence).

          Exemptions:

               For purposes of this Article I, a person shall not be deemed to be a Covered Person (i) simply by virtue of normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; or (ii) a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

               A Fund person who is associated with an entity other than GEFTC or GEID that provides investment advisory, administration or distribution services to the Fund shall not be deemed to be a Covered Person if such officer or portfolio manager is subject to a comparable Code of Ethics approved by the Funds' directors.

               In addition, a director of the Fund who is not an "interested person" (as defined in the 1940 Act) (a "non-interested director") is not a Covered Person, if he or she does not obtain current information regarding the purchase or sale of securities for the Fund (i.e., knowledge of a purchase or sale of a security within 15 days following its occurrence and/or knowledge of an intent to make a purchase or sale of a security within 15 days prior to its occurrence).

     Currently, GEFTC is primarily engaged in a business or businesses other than advising funds or other advisory clients. If GEFTC was primarily engaged in the business of advising funds or other advisory clients, certain additional officers and directors of GEFTC might be deemed to be Covered Persons under this Code.

II.  Prohibitions

     The term "Covered Security" shall include all instruments in which the Fund ordinarily invests except securities issued by the Government of the United States and short term debt securities that are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 ("Government Securities"), bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments and shares of registered open-end investment companies. The GE Contra Fund currently invests only in options on stock indexes, stock index futures contracts and options thereon, Dow Jones Industrial Average Model New Depositary Shares ("DIAMONDS"), Standard & Poor's Depositary Receipts ("SPDRs"), all types of money market instruments and repurchase agreements.

     (A) No Covered Person shall purchase or sell, directly or indirectly, any Covered Security without first obtaining approval for such purchase or sale from a supervisor or compliance officer designated by GEFTC or the Fund, whichever is more appropriate under the circumstances (the "Compliance Coordinator"). In order to evidence this pre-approval, the Covered Person must complete a form (a copy of which is attached hereto) describing the transaction and submit the form to the Compliance Coordinator for approval. Included on such form shall be a description of all factors relevant to a conflict of interest analysis. An approved copy of the form will be maintained by the Compliance Coordinator.

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     (B)  A Covered Person who is a portfolio manager of the Fund may not effect transactions involving a Covered Security for his/her own account within seven days before or after all transactions in that security have been completed by the Fund. In the event such a transaction occurs, it will be unwound and the portfolio manager will be obligated to absorb any resulting loss and disgorge any resulting profit. Portfolio management responsibility for the Fund is currently vested with Credit Suisse Asset Management ("CSAM"), which has its own code of ethics that it follows to monitor the personal securities transactions of its employees, including any portfolio managers of the Fund. On an annual basis, CSAM is obligated to certify to the Fund's Board as to the adoption of its code of ethics and as to any issues, including any material violations, arising under its code since the period when this information was last reported.

     (C) Covered Securities purchased by Covered Persons must be for investment purposes rather than for the generation of short-term profits. Consequently, Covered Securities purchases must be held for at least 60 days, calculated on a First In, First Out ("FIFO") basis. Covered Persons must obtain prior approval from the Compliance Coordinator for the sale of a Covered Security before the required 60-day holding period and, to the extent that any pre-approved sale of a Covered Security held less than 60 days results in profits, those profits must be disgorged.

     (D)  Day trading of Covered Securities by Covered Persons is prohibited.

     (E) Investments by Covered Persons in private placement offerings are prohibited, unless first approved by the Compliance Coordinator.

     (F) The purchase of new issues of corporate securities (including initial public offerings and hot issue syndicate offerings) is prohibited. This provision is not intended to prohibit a Covered Person from purchasing shares issued by a bank or insurance company as a result of demutualization, if the Covered Person is entitled to purchase shares by virtue of being a depositor or policyholder, and provided the Covered Person otherwise complies with the pre-approval and other requirements of this Code.

     (G) Covered Persons may buy or sell physical commodities and futures and forwards on such commodities. To the extent that these transactions involve any Covered Securities, they must comply with all of the policies and restrictions described in this Code, including pre-approval, blackout periods, and the 60-day holding period.

     (H) Directorships by Covered Persons in any company other than a GEFTC or GEID affiliate (or companies related to civic, religious or charitable activities) are prohibited unless first approved via written consent from the Compliance Coordinator. Directorships on condominium/residential co-op boards are permitted without prior approval.

     (I) No Covered Person shall recommend any securities transaction by the Fund without having disclosed his/her interest, if any, in such securities or the issuer thereof, including without limitation:

               (1) his/her direct or indirect beneficial ownership of any securities of such

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               issuer;

               (2) any contemplated transaction by such person in such securities;

               (3)  any position with such issuer or its affiliates;

               (4) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest; and

               (5) any factors about the transaction that are potentially relevant to a conflict of interest analysis.

     (J) No Covered Person shall accept any gift of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

VI.  Exceptions

     (C) Article II, Sections (B), (C) and (J) (blackouts and conflicts) shall not apply to any purchase or sale, or series of related transactions involving 500 or fewer shares of Covered Securities in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $3 billion and is listed on a U.S. stock exchange or NASDAQ. Pre-approval is still required if such security is a Covered Security.

     (D) Other exceptions to Article II will be granted only in rare circumstances, and then only with the written approval of the Compliance Coordinator. Exceptions may be granted only when the Compliance Coordinator believes that the potential for conflict is remote. Copies of all written approvals will be maintained and will describe the circumstances surrounding and the justification for granting the exception. The Fund's Board of Directors will be notified at least annually regarding any exceptions that have been granted pursuant to this provision.

VII. Exempt Transactions

     The prohibitions described in Article II shall not apply to:

     (A) Purchases or sales of Covered Securities effected in any account over which the Covered Person has no direct or indirect influence or control. This exemption includes fully discretionary managed accounts if (i) the Covered Person receives permission from the Compliance Coordinator, and (ii) there is no communication between the Covered Person and the manager of the account(s) with regard to investment decisions prior to execution;

     (B) Purchases or sales that are non-volitional on the part of the Covered Person;

     (C)  Purchases that are part of an automatic dividend reinvestment plan;
          and

     (E) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of

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          such rights so acquired.

VIII. Reporting

     2. Initial Holdings Report. Within 10 days after a person becomes a Covered Person, each Covered Person shall submit to the Compliance Coordinator the following information:

     (D) The title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person;

     (E) The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

     (F)  The date that the report is submitted by the Covered Person.

     2.   Quarterly Report

     (B) In addition to the pre-approval forms required under Article II, every Covered Person must report quarterly certain information about each transaction by which the Covered Person acquired any direct or indirect beneficial ownership of a Covered Security as defined above.

     (B)  A Covered Person must submit the quarterly report required by this
          Article V to the Compliance Coordinator no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A quarterly report must contain the following information:

          (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          (2) The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

          (3)  The price at which the transaction was effected;

          (5) The name of the broker, dealer or bank with or through whom the transaction was effected;

     (5)  The date that the report is submitted; and


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          (7)  Factors potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the transaction and Covered Securities held or to be acquired by the Fund.

     3. Annual Holdings Report. Covered Persons must provide the following information to the Compliance Coordinator on an annual basis (such information must be current as of a date no more than 30 days before the report is submitted);

     (D) The title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect beneficial ownership;

     (E) The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

     (F)  The date that the report is submitted by the Covered Person

     4. Exception from Reporting Requirements. A Covered Person need not make a report under this Article V with respect to transactions effected for and Covered Securities held in any account over which the Covered Person has no direct or indirect influence or control. A non-interested director who would be required to make a report solely by reason of being a director is not considered to be a Covered Person and need not make (i) an initial holdings report; (ii) an annual holdings report; and (iii) a quarterly transaction report unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction in a security, the security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment advisers.

     5. Copies of all monthly brokerage account statements and transaction confirmation statements of Covered Persons for Covered Securities must be sent to and retained by, the Compliance Coordinator. Such monthly statements and transaction confirmations will be reviewed by the Compliance Coordinator to ensure all required pre-approvals were obtained and the accuracy of the information given in the reports required by this Article V.

     6. All Covered Persons upon becoming a Covered Person as defined in this Code, shall certify that they have:

     (A)  Received a copy of the Code.

     (B)  Read and understand the provisions of the Code; and

     (C)  Agreed to serve the Fund in accordance with the terms of the Code.

     7. All Covered Persons are required to annually certify that they have:

     (A)  Re-read and understand this Code;

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     (B)  Complied with the principles of the Code; and

     (C) Disclosed or reported all personal securities transactions which are required by the Code to be disclosed or reported.

VI. Reporting to the Board of Directors. Material violations of this Code and any sanctions imposed as a result shall be reported not less frequently than quarterly to the Board of Directors and senior management of the Fund. At least annually, the Fund and GEFTC must furnish to the Board of Directors a written report that:

(C) describes issues that have arisen under the Code since the last report, including, but not limited to, material violations of the Code or procedures that implement the Code and any sanctions imposed in response to those violations; and

(D) certifies that the Fund, GEFTC and GEID have adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

Material changes to this Code of Ethics must be approved by the Board of Directors of the Fund no later than six months after the change is adopted.

     Sanctions

     Upon discovering that a Covered Person has not complied with the requirements of this Code, the Board of Directors of GEFTC or the Fund, whichever is more appropriate under the circumstances, may impose on that person whatever sanctions the Board deems appropriate, including, among other things, censure, suspension or termination of employment.

     Confidentiality

     All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulating organization to the extent required by law or regulation.

     Other Laws, Rules and Statements of Policy

     Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by the Fund, GEFTC or GEID.

                           Recordkeeping Requirements

     The Compliance Coordinator is responsible for maintaining all of the records required to be maintained in respect of this Code pursuant to Rule 17j-1 under the 1940 Act. Such records include, among other things, a record of any violations of this Code, copies of all reports required to be made by Covered Persons, a record of all persons, currently or in the past five years, who are or were required to make reports

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or who are or were responsible for reviewing them, and a record of any decision to approve the acquisition by a Covered Person of investments in IPOs or limited offerings.

     Further Information

     If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transactions or transactions he or she should consult the Compliance Coordinator.

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                       Explanation of Beneficial Ownership

     You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "Pecuniary Interest" in the Securities.

     You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

     The following are examples of an indirect Pecuniary Interest in Securities:

     4. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

          "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

     5. Your interest as a general partner in Securities held by a general or limited partnership.

     6. Your interest as a manager-member in the Securities held by a limited liability company.

     You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

     The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

     4. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

     5.   Your ownership of a vested interest in a trust.

     6. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

     The foregoing is a summary of the meaning of "beneficial ownership." For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation which he should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by a Covered Person for the

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benefit of someone else.

     Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

     Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally, a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g, application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

     A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as a Covered Person may in itself indicate that the Covered Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as a Covered Person will be treated as being beneficially owned by the Covered Person.

     A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself or herself at once or at some future time.